Nicor Inc.
                                                                 Form 10-K
                                                                 Exhibit 10.25


January 14, 2000



PERSONAL AND HIGHLY CONFIDENTIAL

Via In-Person Delivery

Mr. Thomas A. Nardi
Senior Vice President
   Market Development
NICOR GAS
1844 Ferry Road
Naperville, IL  60563-9600

Dear Tom:

As you know, on December 28, 1999, I provided you with a letter that set forth the terms and conditions related to your separation from employment with Nicor, Inc. and Nicor Gas (Nicor). Based on our subsequent discussions, we have agreed to revise and supplement several of those terms and conditions. Accordingly, this letter (letter agreement) and its attachments entirely supercede my earlier letter to you and confirms our agreement regarding your separation from employment with Nicor. Our agreement and the separation arrangements are set out below and contained in the attached waiver and release agreement and trade secrets-confidentiality agreement.

1. Separation From Employment

   You agree to resign your employment effective January 19, 2000. Until the effective date of your resignation, Nicor shall continue to pay your current salary, less applicable federal and state taxes and payroll deductions, in accordance with its regular payroll procedures.

   Nicor agrees to pay or make available to you all salary and any benefits due to you as of your resignation date according to Nicor's established plans, policies and procedures. Upon your resignation, your qualification or disqualification for pension, 401K, stock option and all other benefits under applicable Nicor policies and benefit plans shall be governed in accordance with the terms of those policies and plans, except as set forth in Section 2 below. Upon your resignation you shall neither be authorized to act on Nicor's behalf nor represent to third parties that you are authorized to act on Nicor's behalf.

Mr. Thomas A. Nardi                                        Highly Confidential
January 14, 2000
Page 2

2. Separation-Related Payments & Benefits

   On the condition that (i) no later than twenty-one days after January 14, 2000 you sign, date and return a copy of this letter agreement, the waiver and release agreement attached as Attachment A and the trade secrets-confidentiality agreement attached as Attachment B, and (ii) you have not revoked the agreements pursuant to Section 3 of Attachment A, you will receive the following separation-related payments and benefits:

   a. Separation Pay

      Nicor agrees to provide you with twelve months of base salary ($217,000 less applicable federal and state taxes and payroll deductions) payable in accordance with its regular payroll procedures covering the period of January 19, 2000 through January 19, 2001 or a lump sum payment. You agree that this separation pay is over and above that to which you otherwise are entitled and is in exchange for and contingent upon your signing (and not revoking) this letter agreement and its two attachments.

   b. Medical, Dental and Life Insurance

      Nicor agrees to permit you to participate in the Nicor medical, dental and company provided life insurance plans in which you currently are enrolled, subject to (i) the same terms and conditions as if you were an regular full-time employee and (ii) your payment of the applicable contribution for such coverage pursuant to the same cost sharing formula as is available to Nicor's regular full-time employees, until the earliest of
      (1) January 19, 2001, after which you will have the opportunity to obtain other benefit continuation coverage in accordance with the requirements of COBRA; or (2) the date you become eligible to participate in any other benefit plan provided by another employer. You agree that the medical, dental and life insurance benefits are over and above that to which you otherwise are entitled and are in exchange for and contingent upon your signing (and not revoking) this letter agreement and its two attachments.

   c. Outplacement Services

      Nicor agrees to provide you with twelve months of executive outplacement services, beginning on January 19, 2000 and ending on January 19, 2001. Nicor exclusively shall determine the provider, nature, amount and cost of outplacement services and shall pay the service provider directly for its services. The outplacement services are a benefit over and above that to which you otherwise are entitled and are in exchange for and contingent upon your signing (and not revoking) this letter agreement and its two attachments.

Mr. Thomas A. Nardi                                        Highly Confidential
January 14, 2000
Page 3

   d. Car Allowance

      Nicor agrees to provide you with 12 months of automobile allowance -- $7,200 -- payable in a lump sum covering the period of January 19, 2000 through January 19, 2001. You agree that the car allowance is over and above that to which you otherwise are entitled and is in exchange for and contingent upon your signing (and not revoking) this letter agreement and its two attachments.

   e. Long-Term Incentive Benefits

      Nicor agrees that for each vested share of Nicor common stock (Nicor stock) that you are eligible to purchase by exercising a stock option that was awarded to you under the Nicor, Inc. 1989 Long-Term Incentive Plan and the Nicor, Inc. 1997 Long-Term Incentive Plan (the Incentive Plans), Nicor will award you one Stock Appreciation Unit, as described below, and cancel all such stock options without exercise. You currently have outstanding vested stock options to purchase 51,000 shares. Each Stock Appreciation Unit that Nicor issues you under this Section shall give you the right to receive an amount equal to the excess, if any, of:

      (i)the Fair Market Value (as determined under the Incentive Plans) of a share of Nicor stock (as adjusted in accordance with the Incentive Plans' rules relating to reorganizations, recapitalizations and similar events) determined as of the exercise date elected by you (or your estate) under this Section over

      (ii) the option price of such a share of Nicor stock under the option replaced by the Stock Appreciation Unit.

      Your right to exercise any Stock Appreciation Unit under this Section shall begin on January 19, 2000 and end on January 19, 2003 (if not exercised before that date). Any exercise date that you elect under this Section must be in writing and delivered to Nicor's Vice President of Human Resources at Nicor's principal administrative office on or before the elected exercise date. You agree that the benefit described in this
      Section is over and above that to which you otherwise are entitled and is in exchange for and contingent upon your signing (and not revoking) this letter agreement and its two attachments.

Mr. Thomas A. Nardi                                        Highly Confidential
January 14, 2000
Page 4

3. Use And Return Of Nicor Property And Information

   You have returned or will immediately return to Nicor all "company information" (as defined below) and related documents, reports, files (including data stored in computer memory or other storage media), memoranda and records; credit cards; cell phones; portable computers and related equipment; card-key passes; door and file keys; computer access codes; software and all other physical or personal property that you received, prepared or helped prepare in connection with your employment. You also agree that you have not retained and will not retain any copies, duplicates, reproductions or excerpts of the above items. The term "company information" means: (i) confidential and/or proprietary information including, without limitation, information received from third parties under confidential conditions and/or (ii) other technical, business, or financial information, the use or disclosure of which may reasonably be construed to be contrary to Nicor's interest. You agree to keep all such confidential information confidential and not to disclose such information to anyone except to the extent you are compelled to do so by legal process.

4. Confidentiality Of This Agreement And Its Two Attachments

   You and Nicor agree to keep the facts underlying your resignation this letter agreement's existence and its terms and conditions (including the attachments) strictly confidential at all times and that disclosure to any person, organization, newspaper, company, or current or former Nicor employee is strictly prohibited. For you, the only exceptions to this restriction shall be a disclosure made to your immediate family, attorneys, tax advisors, state and federal taxing authorities, or as required by the express terms of a lawful subpoena or court order. For Nicor, the only exceptions to this restriction shall be a disclosure made to its attorneys, tax advisors, state and federal taxing authorities, Nicor employees in a "need-to-know" position, or as required by the express terms of a lawful subpoena or court order.

   Except as provided in Section 5 below, if inquiries arise concerning your resignation by anyone other than those listed, you and Nicor will state that you have chosen "to seize the opportunity to pursue other interests" or make a "career move" and will make no other comment.

   You further agree that you shall not take any actions or make any statements that disparage or reflect negatively on Nicor, its officers, director, employees, operations and/or customers. You further agree that, except as compelled under legal process, you will never aid in any contemplated, threatened or actual litigation of any kind against Nicor. Additionally, you and Nicor agree that, because the exact amount of potential damages to

Mr. Thomas A. Nardi                                        Highly Confidential
January 14, 2000
Page 5

   Nicor resulting from your breach of this confidentiality agreement is difficult to determine with any precision, if a court finds that you have breached this confidentiality agreement in any respect, you will pay Nicor's costs and attorneys' fees incurred in obtaining an injunction and/or judgment against you.

5. Employment Reference

   Nicor agrees that, in response to a request for a reference regarding your employment, it shall confirm your dates of employment, your position, and provide a positive written reference.

6. General Matters

   You also agree that:

   * you have not suffered any on-the-job injury for which you have not already filed a claim;

   * you are encouraged to consult an attorney before signing this letter agreement and the waiver/release agreement and you acknowledge that, by and including February 4, 2000, Nicor will have given you twenty-one days within which to consider this letter agreement and its two attachments;

   * you are entering into this letter agreement and its two attachments knowingly and voluntarily and with full knowledge of their significance;

   * you have not been coerced, threatened, or intimidated into signing this letter agreement and its two attachments;

   * if any part of this letter agreement and/or its two attachments are found to be illegal or invalid, the rest of the letter agreement and/or its two attachments will be enforceable;

   * this letter agreement and its two attachments set forth the entire agreement between you and Nicor regarding your separation from employment and supersede any written or oral understanding, promise, or agreement that is not referred to and incorporated herein. No other promises or agreements shall be binding unless made in writing and signed by you and me;

   * this letter agreement and its two attachments shall be governed by Illinois law and may be changed only by a writing signed by you and me; and

Mr. Thomas A. Nardi                                        Highly Confidential
January 14, 2000
Page 6

   * this letter agreement and its two attachments have been individually negotiated between you and Nicor and are not part of a group exit incentive or other group employment termination program.

Please do not hesitate to contact me if you would like further clarification of any aspect of these arrangements or their implementation.

Please indicate your agreement to and acceptance of these provisions by signing and dating the enclosed copy of this letter agreement and its two attachments and returning them to me by February 4, 2000. So there is no misunderstanding, if for any reason I do not received the signed copy of this letter agreement and its attachments from you by February 4, 2000, the separation benefits described in this letter agreement will be deemed to be withdrawn and the letter agreement shall be entirely ineffective.

I wish you the best of luck in your future endeavors.

                                    Sincerely yours,

                                    NICOR GAS

                                    By    CLAUDIA J. COLALILLO
                                          Claudia J. Colalillo
                                          Vice President Human Resources

AGREED AND ACCEPTED:

THOMAS A. NARDI
Thomas A. Nardi

Date January 19,2000

                                    Attachment A

                        WAIVER AND RELEASE AGREEMENT

In exchange for the promises made in Claudia Colalillo's letter dated January 14, 2000, Thomas A. Nardi, on behalf of himself, his spouse, heirs, executors, administrators and agents (You), and Nicor Gas, on behalf of itself, its parent company (and all of its subsidiaries), predecessors, successors, assigns, trustees, officers, directors, fiduciaries, agents and employees (collectively, Nicor), enter into this waiver/release agreement (Waiver/Release Agreement) and agree as follows:

1. General Waiver And Release Of All Claims

   You agree not to sue Nicor in any federal, state or local court, administrative agency or tribunal, and you waive and release all claims and causes of action you may have, as of the day you sign this Waiver/Release Agreement, against Nicor arising from your employment with Nicor. The claims and causes of action you are releasing and waiving include, but are not limited to, any and all claims and causes of action that Nicor:

   * has violated its personnel policies, any covenant of good faith and fair dealing or any employment contract between you and it;

   * has discriminated against you on the basis of your age, race, color, sex, national origin, ancestry, disability, religion, marital status, parental status, source of income, union activities, or entitlement to benefits, in violation of local, state or federal laws, constitutions, regulations, ordinances or executive orders; and/or

   * has violated public policy or common law (including but not limited to claims for: personal injury; invasion of privacy; retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family; and/or promissory estoppel).

   Excluded from this waiver and release is any claim or right which cannot be waived by law, including claims arising after the date of this Waiver/Release Agreement and the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission. You are waiving, however, your right to any monetary recovery if the EEOC or any other agency pursues any claim on your behalf.

2. Covenant Not To Sue

   You agree never to institute any suit, complaint, proceeding, grievance or action of any kind at law, in equity, or otherwise in any state or federal court, or in any federal, state, county, or municipal administrative agency, or before any other public or private tribunal, against Nicor arising from your employment with Nicor and/or any other occurrence to the date you sign this Waiver/Release Agreement. You also waive any right to recover any relief as a result of any proceeding instituted on your behalf. If you violate this Agreement by suing Nicor, other than under the Age Discrimination in Employment Act of 1967 (ADEA) challenging the validity of the waiver and release agreement set forth in Section 3 below, then you shall be liable for Nicor's attorneys' fees and other litigation costs incurred in defending against such a suit.

3. Waiver And Release Of Age Discrimination Claims

   You agree to waive and release Nicor from all claims or rights you may have as of the date you sign this Waiver/Release Agreement arising under the ADEA. You further agree that:

   * your waiver of rights under this release is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990, 29 U.S.C. Section 626(f);

   *  you understand the terms of this release;

   * the money and benefits promised in Section 2 of Claudia Colalillo's January 14, 2000 letter are over and above that to which you otherwise are entitled upon the resignation of your employment, that the money and benefits would not have been provided had you not signed this release, and that the money and benefits is in exchange for the signing of this release;

   * Nicor is hereby advising you in writing to consult with an attorney prior to executing this release;

   * Nicor is giving you a period of twenty-one days (from January 14, 2000) within which to consider this release;

   * after you sign this release you have seven days to revoke it. If you want to revoke it, you must do so in writing and deliver the writing to Claudia Colalillo (or her assistant), Vice President of Human Resources, Nicor Gas, 1844 Ferry Road, Naperville, Illinois 60563-9600, no later than 4:00 p.m. on the seventh day after you sign this release; and

   * if you revoke it, this entire Waiver/Release Agreement, all of Claudia Colalillo's January 14, 2000 letter and the trade secrets-confidentiality agreement are of no force or effect, but if you do not revoke it, you will receive the consideration described in Section 2 of her letter.

   By signing this release, you are not waiving rights or claims that may arise under the ADEA after the date you sign this release.

4. Various Matters

   You further agree that:

   * the money and benefits promised in Section 2 of Claudia Colalillo's January 14, 2000 letter are over and above that to which you otherwise are entitled upon the resignation of your employment;

   * you are entering into this Waiver/Release Agreement knowingly and voluntarily and with full knowledge of its significance;

   * you have not been coerced, threatened, or intimidated into signing this Waiver/Release Agreement;

   * you have been given a reasonable amount of time to consider this Waiver/Release Agreement and Nicor is hereby advising you to consult with an attorney before signing this Agreement;

   * if any part of this Agreement is found to be illegal or invalid, the rest of the Waiver/Release Agreement will be enforceable; and

   * this Waiver/Release Agreement shall be governed by Illinois law and may be changed only by a writing signed by you and Claudia Colalillo (or her designee).



THOMAS A. NARDI                           CLAUDIA J. COLALILLO
Thomas A. Nardi                           Claudia J. Colalillo
                                          Vice President of Human Resources
Dated January 19,2000
                                          Dated January 19, 2000

                                                                 Attachment B

January 17, 2000

Personal And Highly Confidential

Via In-Person Delivery

Mr. Thomas A. Nardi
Senior Vice President
   Market Development
NICOR GAS
1844 Ferry Road
Naperville, IL  60563-9600

Dear Tom:

As you know, on January 14, 2000, I provided you with a revised letter (letter agreement) and two attachments that set forth the terms and conditions related to your separation from employment with Nicor, Inc. and Nicor Gas (Nicor). Based on our subsequent discussions, we have agreed to revise the second attachment (the trade secrets-confidential information agreement) to the letter agreement. In particular, we agreed to clarify the distinction between information that, on one hand, constitutes covered trade secrets-confidential information and information that, on the other hand, constitutes information that is in the public domain and not covered by the agreement. Accordingly, this trade secrets-confidentiality agreement entirely supercedes the January 14, 2000 version of the agreement.

                                  Background

I. You and Nicor agree that, during your employment, you have been afforded special access to Trade Secrets-Confidential Information (as defined below) that constitute a valuable and unique asset to Nicor, Inc., its subsidiaries and affiliates (collectively, Nicor). You and Nicor agree that the energy industry is highly competitive, that Nicor has invested significant time and resources in developing Trade Secrets-Confidential Information, and that Nicor would suffer a significant economic loss if its Trade Secrets-Confidential Information were disclosed to Nicor's competitors and/or the general public.

II. You and Nicor agree that, by virtue of your position with Nicor, after your separation from employment you will have the opportunity to use Trade Secrets-Confidential Information that Nicor developed at its expense and that Nicor has a sufficient basis to protect its interest in its Trade Secrets-Confidential Information.

Mr. Thomas A. Nardi                                       Highly Confidential
January 17, 2000
Page 2

III. You and Nicor agree that Nicor has invested substantial resources to develop relationships with its existing and potential partners and customers and that those relationships have been to the benefit of you and Nicor.

IV. You and Nicor agree that Nicor does business throughout the Midwestern United States and that Nicor has national interests in protecting its Trade Secrets-Confidential Information and safeguarding its customer and partner relationships.

V. You and Nicor agree that, upon your separation from employment, you will continue to comply with the attached Nicor Policy Order A-1 (conflicts of interest), Policy Order A-2 (improper use of company cash or other assets), Policy Order A-46 (disclosure of confidential information), and Standard Practice General 9 (release of information concerning company activities), and Code of Ethics (as acknowledged on October 19, 1999), and not violate the Illinois Trade Secrets Act, 765 ILCS 1065/1 et seq., to the extent that the Policy Orders, Code of Ethics and/or the Act apply to your possession and use of Trade Secrets-Confidential Information.

VI. You and Nicor agree that the January 14, 2000 letter agreement promises to provide you with money and benefits over and above that to which you otherwise are entitled and that the money and benefits are in exchange for your signing (and not revoking) the letter agreement, the waiver/release agreement and this trade secrets-confidentiality agreement.

     In light of the foregoing and in consideration of the mutual promises set forth in the letter agreement, you and Nicor agree as follows:

     1. Trade Secrets-Confidential Information

      "Trade Secrets-Confidential Information" means, without limitation: customer lists of Nicor Inc. and all of its affiliates, including but not limited to Nicor Gas, Nicor Energy, L.L.C., Nicor Enerchange, L.L.C., and Birdsall, Inc. (and its affiliates); pricing of products and/or services; performance-based strategies; trading activities; proprietary, technical and/or business information related to Nicor's business plans; analyses, techniques or strategies concerning actual or potential acquisitions and/or new ventures; development and/or introduction plans for products and/or services; unannounced products and/or services; operation costs; research and development processes; data relating to research, design, implementation and/or marketing of Nicor's products and/or services; non-public information concerning the requirements and specifications of Nicor's agents, vendors, suppliers, trading partners, transporters, contractors and/or potential customers; non-public financial information; business and marketing plans; quotations or proposals given to agents and/or customers and/or

Mr. Thomas A. Nardi                                       Highly Confidential
January 17, 2000
Page 3

      received from suppliers; methods for developing and maintaining business relationships with past, present or potential partners and/or customers; procedure manuals; employee training and review manuals; confidential personnel data; and all other information that is sufficiently secret to create economic value from not being generally known.

      You and Nicor agree that the foregoing definition of "trade secrets-confidential information" does not include information and/or data that is legitimately in the public domain, i.e., generally known to or accessible by the public through legitimate origins and means.

      You acknowledge that this Trade Secrets-Confidential Information constitutes a valuable and unique asset of Nicor that has been developed over considerable time and at a substantial expense to Nicor. Upon your separation from employment, you agree to hold all Trade Secrets-Confidential Information in trust for the sole benefit of Nicor and that you shall not, without Nicor's prior written consent, make available or disclose in any way (directly or indirectly) Trade Secrets-Confidential Information to any person (including current or former Nicor employees), organization, newspaper, firm, partnership, association, corporation or business entity or use Trade
      Secrets-Confidential Information to your benefit or the benefit of another.

      2. Miscellaneous Provisions

      You and Nicor agree that Nicor may enforce any breach or anticipatory breach of this agreement by seeking an injunction, money damages and all other relief available under the law. You and Nicor further agree that, in the event that a court of competent jurisdiction determines that the exact amount of damages to Nicor resulting from your breach of Sections 1 and/or 2 is difficult to determine with any reasonable precision, you will pay Nicor's costs and attorneys' fees incurred in obtaining an injunction and/or judgment against you.

      You and Nicor agree that Nicor and all of its related entities are this agreement's intended beneficiaries and that Nicor and all of its related entities are entitled to enforce this agreement as if they were signatories to it.

      You and Nicor agree that this agreement shall be governed by Illinois law and that if a court of competent jurisdiction determines that any part of this agreement is illegal or invalid (e.g., overbroad with regard to duration, activity or subject matter), the rest of the agreement will be enforceable to the full extent of applicable law.

      You and Nicor agree that this agreement, the letter agreement and waiver/release agreement set forth the entire agreement between you and Nicor regarding your

Mr. Thomas A. Nardi                                       Highly Confidential
January 17, 2000
Page 4

      separation from employment and supersede any written or oral understanding, promise, or agreement that is not referred to and incorporated herein. You and Nicor agree that no other promises or agreements shall be binding unless made in writing and signed by you and me (or my designee). You and Nicor also agree that you (i) are entering into this agreement knowingly and voluntarily and with full knowledge of its significance; (ii) have not been coerced, threatened, or intimidated into signing this agreement; and (iii) you have been given a reasonable amount of time to consider this agreement.

So there is no misunderstanding, if for any reason I do not receive the signed copy of this agreement (as well as the letter agreement and waiver/release agreement) from you by February 4, 2000, the separation benefits described in
Section 2 of the letter agreement will be deemed to be withdrawn and the letter agreement shall be entirely ineffective.

                                    Sincerely yours,

                                    NICOR GAS

                                    By     CLAUDIA J. COLALILLO
                                           Claudia J. Colalillo
                                           Vice President Human Resources


AGREED AND ACCEPTED:

THOMAS A. NARDI
Thomas A. Nardi

Date January 19, 2000